                                                                    EXHIBIT 99.1

                                                                   NEWS RELEASE
Contact:                                                  For Immediate Release
James B. Jaqua                                                    July 25, 2002
(909) 784-5771 Ext. 101

                                  HEMET BANCORP
                         REPORTS EARNINGS FOR JUNE 2002
                           AND DECLARES CASH DIVIDEND

        HEMET, California -- Hemet Bancorp ("Bancorp" or "Company") (NASDAQ Bulletin Board: HMET.OB) announced today net income for the three months and the six months ended June 30, 2002. Net income for the three months ended June 30, 2002 was $849,000 or $1.04 per share (diluted), compared to net income of $683,000 or $0.78 per share (diluted) for the same period in 2001. Net income for the six months ended June 30, 2002 was $1,593,000 or $1.95 per share (diluted), compared to net income of $1,463,000 or $1.67 per share (diluted) for the same period in 2001. Earnings per share for both the three and six month periods ending June 30, 2002 increased due to both an increase in income explained further in the following sentence as well as a decrease in the number of shares outstanding resulting from the repurchase of 70,000 shares of Bank of Hemet Common Stock in October 2001 by The Bank of Hemet ("Bank"), Hemet Bancorp's wholly-owned subsidiary. Net income for the three months ended June 30, 2002 increased by $166,000, or 24.3%, compared to the same period in 2001, primarily as a result of an increase in net interest income of $417,000, due to an increase in the Company's net interest margin of 22 basis points. This increase is partially offset by a reduction of approximately $50,000 in non-interest income primarily related to the elimination of the item processing services from Banklink Corporation, the Bank's wholly-owned data processing subsidiary, and the minority interest expense of $92,000 related to the $6.5 million in Trust Preferred Securities issued by the Company's wholly owned subsidiary, Hemet Statutory Trust I, in December 2001, and increased taxes on the increase in income.

        Total assets of the Company at June 30, 2002 were $302.6 million -- a 0.34% decrease from December 31, 2001. At June 30, 2002, non-performing assets of the Bank were $44,000, compared to $2,000 at December 31, 2001. A comparison of the regulatory capital ratios for Hemet Bancorp and the Bank for June 30, 2002 are as follows:

                                                                         TO BE
         CAPITAL RATIOS                  BANCORP       BANK          WELL CAPITALIZED
         --------------                  -------       -----         ----------------
    Tier 1 Leverage Capital                8.97%        8.05%             5.00%
    Tier 1 Risk-Based Capital              9.97%        8.98%             6.00%
    Total Risk-Based Capital              12.14%       11.18%            10.00%

        At June 30, 2002, the number of outstanding shares of Common Stock was 806,170, and total stockholders' equity was $21,265,000.

        In addition, the Company announced the declaration of a Common Stock cash dividend of $0.60 per share of Common Stock, payable August 14, 2002 to shareholders of record as of August 7, 2002. The last Common Stock cash dividend was paid in May 2002.

        The Bank operates five banking offices in Riverside County, which specialize in providing both consumer and business banking services.